UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
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Acucela Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Dear Acucela Inc. Shareholder:
Pursuant to a written demand by entities affiliated with SBI Holdings, Inc. (SBI), which collectively own more than 10% of all the votes entitled to be cast on any issue proposed to be considered at a special meeting of shareholders, a special meeting of shareholders, or “Special Meeting,” will be held at our principal executive offices located at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101 on May 1, 2015 at 1:00 p.m. Pacific Daylight Time for the following purposes:
1.    Hold a shareholder vote to remove the following directors from our board of directors:

Peter A. Kresel	Michael T. Schutzler
Glen Y. Sato	Brian O’Callaghan
2.To elect the following persons to fill the resulting vacancies on our board of directors in the event the first proposal is passed by our shareholders:

Yoshitaka Kitao	Eisaku Nakamura
Shiro Mita	Robert Takeuchi
Any action on the items of business described above may be considered at the Special Meeting at the scheduled time and date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.
Only shareholders of record on March 19, 2015, the record date for the Special Meeting, are entitled to vote on these matters. A list of shareholders entitled to vote will be available for inspection at our offices for ten days prior to the Special Meeting. Please note that we are not asking you for a proxy and you are requested not to send us a proxy.
SBI Holdings, Inc. (“SBI”), the parent company of several of our shareholders, granted Dr. Ryo Kubota, our founder and the chairman of our board of directors, an irrevocable proxy over the shares held collectively by SBI, giving Dr. Kubota voting authority over shares representing over 50% of our outstanding stock. Dr. Kubota has indicated that he intends to vote in favor of the removal of our current directors (other than himself) and electing the proposed slate of directors. Therefore, all of the proposals will be assured of receiving the required vote and will be approved at the Special Meeting and will become effective immediately following the Special Meeting.

INFORMATION STATEMENT
TABLE OF CONTENTS

IMPORTANT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
This Information Statement is being mailed and/or furnished to the shareholders of Acucela Inc. on or about April 9, 2015. Acucela’s Annual Report on Form 10-K and audited financial statements for the year ended December 31, 2014 accompanies this Information Statement.

ACUCELA INC.
1301 Second Avenue, Suite 4200
Seattle, WA 98101
INFORMATION STATEMENT FOR
SPECIAL MEETING OF SHAREHOLDERS
To Be Held At:
1301 Second Avenue, Suite 4200
Seattle, WA 98101
May 1, 2015
1:00 p.m. Pacific Time
INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Q:	Why am I receiving these materials?
A:    This information statement is first being mailed on or about April 9, 2015 to shareholders entitled to vote at the special meeting. The Board of Directors (our “Board”) of Acucela Inc. (“Acucela”) has delivered these materials to you in connection with the a Special Meeting of Shareholders (the “Special Meeting”), which will take place on May 1, 2015, at 1:00 p.m. Pacific Time, at our corporate headquarters located at 1301 Second Avenue, Suite 4200, Seattle, Washington.

Q:	What is included in these materials?
A:    These materials include:

•	Our Notice of the Special Meeting and our Information Statement, which summarize the information regarding the matters to be voted on at the Special Meeting; and

•	Our Annual Report on Form 10-K and audited financial statements for the year ended December 31, 2014.

Q:	What items will be voted on at the Special Meeting?
A:    There are two known items that will come before the shareholders at the Special Meeting:
1.        Hold a shareholder vote to remove the following directors from our Board:

Peter A. Kresel	Michael T. Schutzler
Glen Y. Sato	Brian O’Callaghan

2.        In the event the first proposal is passed by our shareholders, hold a shareholder vote to elect the following persons to fill the resulting vacancies on our Board:

Yoshitaka Kitao	Eisaku Nakamura
Shiro Mita	Robert Takeuchi

Q:    Why Is Acucela not soliciting proxies for the proposals?
A:    As noted above, Dr. Kubtoa who has voting authority over shares representing over 50% of our outstanding stock, has indicated that he will vote in favor of the proposals, thereby ensuring that such proposals will be adopted. While our Board of Director believes that approval of the proposals would cause irreparable harm to Acucela, our employees, and our shareholders, it has decided not to solicit proxies because doing so could not change the outcome of the votes if Dr. Kubota votes as it appears he will.

Q:	When will each proposal become effective?
A:    The proposals will be effective immediately following the completion of the Special Meeting, which will be held May 1, 2015.

Q:	Who may vote at the Special Meeting?
A:    If you owned shares of our common stock at the close of business on March 19, 2015, the record date for the Special Meeting, you are entitled to vote those shares. On the record date, there were 35,809,467 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock owned by you on the record date.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?
A:    Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, Computershare Trust Company, N.A. (“Computershare“), then you are considered the shareholder of record with respect to those shares and we sent these materials directly to you.

Beneficial Owner of Shares Held in Street Name. If you have shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name“ and these materials were forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record with respect to those shares for the purpose of voting at the Special Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?
A:    If you are a shareholder of record, you may vote in person - we will provide a ballot to shareholders who attend the meeting and wish to vote in person. Alternatively, you may appoint another person or persons to act for you by proxy at the Special Meeting. Please note that we are not asking you for a proxy and you are requested not to send us a proxy.

Q:	How do I vote in person?
A:    If you plan to attend the Special Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your brokerage firm, bank or other organization, you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	How are “broker non-votes” treated?
A:    If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, then the organization that holds your shares may not vote on the proposals.
If the organization that holds your shares does not receive instructions from you on how to vote your shares on the proposals, then the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Broker non-votes will have no effect on the outcome of the proposals because, under our bylaws, the current directors may be removed if the number of votes cast to remove the directors exceeds the number of votes cast not to remove the directors and, if the current directors are removed, the nominees for director who receive the greatest number of affirmative votes will be elected to our Board.

Q:	How are abstentions treated?
A:    Abstentions are counted for purposes of determining whether a quorum is present. For the proposal to remove our current directors, if you elect to abstain, the abstention will not impact the outcome of the proposal because the number of votes cast in favor of the proposal need only exceed the number of votes cast against the proposal as abstentions are not treated as votes cast affirmatively or negatively.
For the second proposal (the election of directors), if you elect to abstain, the abstention will not impact the outcome of the proposal because the four directors who receive the greatest number of affirmative votes will be elected to our Board.

Q:	What is the quorum requirement for the Special Meeting?
A:    The quorum requirement for holding the Special Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Special Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?
A.    Proposal 1:
To be approved, the number of votes cast in favor of the proposal must exceed the number of votes cast against it. If you do not vote or if you abstain from voting, it will have no effect on the proposal, assuming the presence of a quorum.
Proposal 2:
The four nominees for director who receive the most votes “for” election will be elected, assuming the presence of a quorum. Accordingly, if you do not vote for a nominee, do not instruct your broker how to vote for a nominee or if you indicate “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.

Q:	Who will count the vote?
A:    Representatives of Computershare will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?
A:    We keep all the ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. Our Inspector of Elections will not disclose your vote to our management unless it is necessary to meet legal requirements. Our Inspector of Elections will forward to our management, however, any written comments that you make.

Q:	I receive multiple copies of these materials from Acucela. What does that mean?
A:    This generally means your shares are registered differently or are held in more than one account.
If your shares are registered directly in your name, you may be receiving more than one copy of these materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name.

Q:	What if I need to change my account name, have moved and need to change my mailing address, or have other questions about my Acucela stock?
A:    You may contact our transfer agent, Computershare by calling: 877-373-6374 (for foreign investors, 201-680-6578), 800-231-5469 (TDD for hearing-impaired in the United States) or 201-680-6610 (TDD for hearing impaired for foreign investors), visit its website at: www.computershare.com/investor, or write to: Computershare, Shareholder Relations, P.O. Box 30170, College Station, TX 77842-3170.

Q:	How can I find the voting results of the Special Meeting?
A:    We will report the voting results in a Form 8-K within four business days after the end of the Special Meeting.

Q:	Whom should I call if I have any questions?
A:    If you have any questions about the Special Meeting or voting, please contact Tim Kerber at 206-805-3963.

INFORMATION REGARDING DIRECTORS, EXECUTIVE
OFFICERS AND CORPORATE GOVERNANCE
Our Bylaws provide that our Board shall consist of no less than one and no more than seven members, with the exact number of members within the variable range to be fixed from time to time by resolution of the Board. Currently, our Board is fixed at five members. As of April 1, 2015, all five directors on our Board serve with terms ending at our 2015 annual meeting of shareholders and until his successor has been elected and qualified or until his earlier resignation or removal.
The directors, and their ages, occupations and length of board service as of March 31, 2015, are:

Name of Director/Nominee	Age	Principal Occupation	Director Since
Peter A. Kresel	71	Retired, Former Senior Vice President of Global Regulatory Affairs at Allergan, Inc.	August 2007
Glen Y. Sato	56	Partner, Cooley LLP	August 2009
Michael T. Schutzler	53	Chief Executive Officer of The Washington Technology Industry Association	May 2012
Ryo Kubota, M.D., Ph.D.	48	Chairman of our Board of Directors	June 2002
Brian O’Callaghan	45	Chief Executive Officer and President of Acucela Inc.	September 2013
Director Qualifications
The following paragraphs provide information as of the date of this Information Statement about each director. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, the names of other publicly held companies of which he currently serves as a director or has served as a director during the past five years, and a description of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of our company.
Information about the number of shares of common stock beneficially owned by each director appears under the heading "Our Common Stock Ownership." There are no family relationships among any of the directors and executive officers of Acucela.
Peter A. Kresel
Peter A. Kresel, 71, has served on our Board since August 2007. He also provided consulting services to us from 2005 until January 2014. Mr. Kresel retired from Allergan, Inc., a multi-specialty health care company, in 2006 after 13 years of service as Senior Vice President of Global Regulatory Affairs. Prior to joining Allergan, Mr. Kresel served as Director of Worldwide Regulatory Affairs at Bristol-Myers Squibb Company. Mr. Kresel has a B.S. in microbiology from Syracuse University, and an M.B.A. in marketing from University College at Syracuse University. We believe Mr. Kresel should serve as a director based on his experience in senior management roles at large pharmaceutical companies and his extensive knowledge of regulatory affairs for ophthalmic products.
Glen Y. Sato
Glen Y. Sato, 56, has served on our Board since August 2009 and as our Lead Independent Director since January 2014. Mr. Sato has been a partner of Cooley LLP, a law firm, since 2006. From 2003 to 2006, Mr. Sato served as Senior Vice President and Chief Financial Officer of PDL BioPharma, Inc., (formerly Protein Design Labs, Inc.), a biopharmaceutical company. From 1999 to 2003, Mr. Sato served as Chief Financial Officer and General Counsel at Exelixis, Inc., a genomics based pharmaceutical discovery company. Mr. Sato holds a Bachelor’s degree in economics from the College of Social Studies from Wesleyan University and a J.D. and M.B.A. from the University of California, Los Angeles. Mr. Sato currently serves as a director of Intarcia Therapeutics, Inc. We believe Mr. Sato should serve as a director based on his experience in senior management roles at pharmaceutical companies, and his experience leading the financial functions of these companies.
Michael T. Schutzler
Michael T. Schutzler, 53, has served on our Board since May 2012. Since August 2013, Mr. Schutzler has served as Chief Executive Officer of The Washington Technology Industry Association, an association of North American technology companies. Mr. Schutzler served as Chief Executive Officer and a director of Livemocha, Inc., an online language learning community, from June 2010 to April 2013, when it was acquired by Rosetta Stone. Since April 2007, Mr. Schutzler has provided leadership and business counseling through his company, CEOsherpa LLC. From 1998 until 2012, Mr. Schutzler served as a director of Digital Forest Inc. and from 2008 until 2010, Mr. Schutzler served as a director of Talent Spring Inc. From July 2003 to March 2007, Mr. Schutzler was a Senior Vice President of RealNetworks, Inc. a digital media product company. From February 2003 to July 2004, Mr. Schutzler was Senior Vice President of Consumer Products at Monster Worldwide, Inc., an online recruiting company. From September 2000 to September 2002, Mr. Schutzler was the Chief Executive Officer of Classmates.com (now Classmates Media Corporation), an online social network. Since March 2007, Mr. Schutzler has served as a member of the board of directors of FlowPlay Inc., an online video game company. Since January 2010, Mr. Schutzler has served as a member of the Board of Advisors of the Center for Innovation & Entrepreneurship at the Michael G. Foster School of Business at the University of Washington. Mr. Schutzler holds a B.S. degree from Pennsylvania State University and an M.B.A. from the University of Rochester. We believe Mr. Schutzler should serve as a director based on his experience in senior management roles and his commercial and business development experience.
Ryo Kubota, M.D., Ph.D.
Ryo Kubota, M.D., Ph.D., 48, is our founder, and has served as a director since June 2002 and Chairman since April 2005. Additionally, he served as President from June 2002 until September 2014, Chief Executive Officer from June 2002 until December 2014, Treasurer from June 2002 to August 2006, and as Secretary from June 2002 to September 2002, November 2002 to August 2006, and March 2007 to July 2011. Prior to founding Acucela Inc., Dr. Kubota worked in the ophthalmology field, including serving as an instructor at Keio University and as an Acting Assistant Professor at the University of Washington School of Medicine. Dr. Kubota holds an M.D. and a Ph.D. in medicine from Keio University. Dr. Kubota has been board certified in ophthalmology by the Japanese Ophthalmological Association since 1996 and is a member of the American Academy of Ophthalmology, the Association for Research in Vision and Ophthalmology, and the Japanese Ophthalmology Society. Since 2008, Dr. Kubota has been a director of the Japan-America Society of the State of Washington. We believe Dr. Kubota should serve as our Chairman based on the perspective and experience he brings to our Board as our founder, which adds historical knowledge, scientific leadership, ophthalmic industry expertise, partnering leadership and continuity to our Board.
Brian O’Callaghan
Brian O’Callaghan, 45, has served on our Board since September 2013. On September 8, 2014, Mr. O’Callaghan was appointed our President, Chief Operating Officer, and interim Chief Financial Officer. On December 22, 2014, he was named our Chief Executive Officer, effective January 1, 2015. In connection with Dewey H. Blocker, Jr.'s appointment as Vice President of Finance on March 24, 2014, Mr. O'Callaghan resigned as our interim Chief Financial Officer. Prior to becoming an officer of our company, Mr. O'Callaghan was Chairman and CEO of Sonrgy Inc., a San Diego-based biotechnology company. Previous to Sonrgy, Mr. O’Callaghan served as President and Chief Executive Officer of Sangart Inc. and as a member of Sangart’s Board of Directors. Mr. O’Callaghan has also held the position of Chief Commercial Officer at NPS Pharmaceuticals, Inc., where he led important corporate strategic initiatives, and as General Manager of two global divisions of Covance Inc., where he was successful in restructuring and rebuilding two core business units. At Novartis Pharmaceuticals Corporation, from 2004 to 2006, Mr. O’Callaghan served as General Manager of their North American Transplantation & Immunology Division, as well as their Infectious Diseases Division, where he was instrumental in several successful product launches, in-licensing deals and growing two key business units. Mr. O’Callaghan co-founded a biopharmaceutical company, BioPartners, in Switzerland (2000 to 2004); served as General Manager of Merck Biopharmaceuticals in Germany from 1996 to 2000; and has held various senior management positions within Pfizer UK and Bayer, Ireland from 1992 to 1996. Mr. O’Callaghan holds an MBA from Henley College of Business Management in the UK and Marketing Diploma from the Cork Institute of Technology and the Marketing Institute of Ireland. He currently serves on a number of boards, including BIOCOM, Aquavit Biopharma and the San Diego Century Club. We believe Mr. O'Callaghan should serve as a director due to the perspective and experience he brings as our Chief Executive Officer and President, in addition to his experience in senior management roles in pharmaceutical companies and his pharmaceutical operations and commercialization experience.

THE BOARD OF DIRECTORS
Our Board of Directors oversees our business and affairs and monitors the performance of our management. In accordance with corporate governance principles, our Board does not involve itself in day-to-day operations.

Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of Acucela. Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at http://ir.acucela.com, by clicking on “Corporate Governance.” The Corporate Governance Guidelines are reviewed periodically by our nominating committee and changes are recommended to our Board as warranted.

Board Leadership Structure
Our Corporate Governance Guidelines provide that our Board is free to choose its chairman in any way that it considers in the best interests of our company. Our Board believes that we and our shareholders currently are best served by having Dr. Kubota serve as Chairman and Mr. O'Callaghan serve as Chief Executive Officer. Separating the positions of Chief Executive Officer and Chairman allows our President and Chief Executive Officer to focus on executing our strategic plan and managing our operations and performance, while allowing the Chairman of the Board to focus on the effectiveness of the Board and independent oversight of our senior management team.
In addition, because the Chairman is not an independent director, the independent directors appoint an independent director as a Lead Independent Director. Glen Sato currently serves as the Lead Independent Director.
The position and role of the Lead Independent Director is intended to facilitate communication between the Board and the Chief Executive Officer and other members of management. The Lead Independent Director has the following duties:

•	To organize, convene and preside over executive sessions of the non-management and independent directors and promptly communicate approved messages and directives to the Chief Executive Officer.

•	To preside at all meetings of the Board at which the Chairman is not available.

•	To collect and communicate to the Chief Executive Officer the views and recommendations of the independent directors, relating to his or her performance.

•	To perform such other duties and responsibilities as may be assigned from time-to-time by the independent directors.

The Board believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the Board and sound corporate governance policies and practices.

Independence
Our common stock is listed on the Mothers market of the Tokyo Stock Exchange. Because our common stock is not listed on a U.S. national securities exchange or an inter-dealer quotation system, the rules of the SEC require that we identify which of our directors is independent using a definition for independence for directors of a national securities exchange or inter-dealer quotation system which has requirements that a majority of the Board be independent. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our Board has determined that two of our directors, Messrs. Sato and Schutzler, are independent directors under standards established by the New York Stock Exchange, or the NYSE.

Meetings and Attendance
Our Board held sixteen meetings during 2014. Each incumbent director attended, during the periods that he served in 2014, as applicable, at least 75% of the aggregate number of (i) the meetings of the Board and (ii) the meetings of the committees on which he served.

Director Attendance at Annual Meetings

Our policy is to invite and encourage each member of our Board to be present at our annual meetings of shareholders. One of our directors attended our 2014 Annual Meeting.

The Committees of the Board
Our Board has established an audit committee, a compensation committee and a nominating committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available without charge, upon request in writing to Acucela Inc., 1301 Second Avenue, Suite 4200, Seattle, Washington 98101, Attn: Investor Relations or on the Investors portion of our website at http://ir.acucela.com. Members serve on these committees until their resignations or until otherwise determined by our Board.
Audit Committee. Our audit committee is comprised of Glen Sato, who is the chair of the audit committee, and Michael Schutzler. The composition of our audit committee meets the requirements for independence under applicable NYSE and SEC rules and regulations. In addition, our Board has determined that Mr. Sato is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. All audit services to be provided to us and all permissible non audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee recommended, and our Board adopted, a charter for our audit committee, which is posted on our website at http://ir.acucela.com. Our audit committee, among other things:

•	selects a firm to serve as our independent registered public accounting firm to audit our financial statements and determines the compensation for our independent registered public accounting firm;

•	helps to ensure the independence of our independent registered public accounting firm;

•
discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and our independent accountants, our interim and year end operating results, our financial statements, our accounting and financial reporting processes, and the integrity of our financial statements;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	resolves disagreements between management and our independent registered public accountants;

•	oversees our compliance with legal and regulatory requirements and compliance with ethical standards adopted by us;

•	considers the adequacy of our internal controls regarding finance and accounting;

•	discusses our policies with respect to risk assessment and risk management; and

•	reviews and approves (or, as permitted, pre approves) all audit and non-audit services to be performed by our independent registered public accounting firm.

Our audit committee met nine times during 2014.
Compensation Committee. Our compensation committee is comprised of Glen Sato, who is the chair of the compensation committee, and Michael Schutzler. The composition of our compensation committee meets the requirements for independence under applicable NYSE and SEC rules and regulations. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee recommended, and our Board adopted, an amended and restated charter for our compensation committee, which is posted on our website at http://ir.acucela.com. Our compensation committee, among other things:

•	reviews and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

•	evaluates the performance of our chief executive officer;

•	administers our stock and equity incentive plans;

•
reviews and approves corporate goals and objectives relevant to the compensation of our executive officers and evaluates the performance of our executive officers in light of these goals and objectives;

•	reviews and makes recommendations to our Board with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Under its charter, our compensation committee has the authority to determine all aspects of executive compensation, although its current practice is to review and recommend to the Board compensation packages for executive officers and to make recommendations to the Board regarding the compensation of non-employee directors. In addition, equity compensation awards to executive officers must be approved by the Board. As provided for in its charter, our compensation committee also reviews compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs. Our compensation committee does not delegate any of its powers and authority with respect to executive compensation. Our compensation committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the committee.

During 2014, our Compensation Committee reviewed and made recommendations to the Board regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers.
Under its charter, our compensation committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, our compensation committee retained an independent compensation consultant, Radford, an Aon Consulting Company, to provide advice and ongoing recommendations on executive compensation matters for 2015 and 2014. Radford representatives meet with our compensation committee from time to time at regular and special meetings. Radford assists our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee's approval.
Our compensation committee met eight times during 2014.
Nominating Committee. The nominating committee is comprised of Michael Schutzler, who is the chair of the nominating committee, and Peter Kresel. The composition of our nominating committee meets the requirements for independence under applicable NYSE and SEC rules and regulations, with the exception of Mr. Kresel, who is not deemed independent based on his prior consulting relationship with us. The nominating committee recommended, and our Board adopted, a charter for our nominating committee, which is posted on our website at http://ir.acucela.com. Our nominating committee, among other things:

•	identifies, evaluates and recommends nominees to our Board and its committees;

•	evaluates the performance of our Board and of individual directors;

•	considers and makes recommendations to our Board regarding composition of the board and its committees;

•	reviews related party transactions and proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our Board concerning corporate governance matters.

Our nominating committee met two times during 2014. Candidates for nomination to our Board are selected by our Board based on the recommendation of the nominating committee in accordance with the committee’s charter, our articles of incorporation and bylaws, our corporate governance guidelines, and any criteria adopted by the Board regarding director candidate qualifications. To date, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Tokyo Stock Exchange listing requirements and the provisions of our articles of incorporation, bylaws, corporate governance guidelines, and charters of our committees. In addition, neither the Board nor the nominating committee has a formal policy with regard to the consideration of diversity in identifying nominees. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals. The nominating committee may from time to time review and recommend to the Board the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board, the nominating committee considers these factors in the light of the specific needs of the Board at that time.
The nominating committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders seeking to do so should provide the information set forth in our Bylaws regarding director nominations. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the nomination committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock, as well as the other information required by our Bylaws. Such recommendation and documents should be submitted in writing to Vice President of Human Resources, Acucela Inc., 1301 Second Avenue, Suite 4200, Seattle, WA 98101, and addressed to the attention of the Nominating Committee.

Board’s Role in Risk Oversight
The Board is actively involved in the oversight of our risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our nominating committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements and our Board is responsible for monitoring and assessing strategic risk exposure, and other risks not covered by our committees.
The full Board, or the appropriate committee, receives reports on risks facing our company from our Chief Executive Officer or other members of management to enable it to understand our risk identification, risk management and risk mitigation strategies.

Communications
Shareholders may communicate with the Board by sending written correspondence to: Board of Directors, c/o Chief Financial Officer, Acucela Inc., 1301 Second Avenue, Suite 4200, Seattle, WA 98101. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Chief Financial Officer to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, résumé and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any independent director upon request. The Chief Financial Officer may forward certain communications elsewhere in the company for review and possible response.

Compensation of Directors
In general, we compensate our non-employee directors with a combination of cash and equity awards. In 2014, we paid each non-employee director an annual retainer fee of $7,500 and an annual retainer of $2,500 to each director who served as a committee chair.

Except in the case of Mr. Kresel, our non-employee directors were also granted options to purchase up to 7,500 shares of our common stock and 2,500 shares of our common stock to each non-employee director who served as a committee chair.
For 2015, we will offer the following compensation to our non-employee directors:

Position	Committee	Retainer
Board Chair		$25,000
Board Member		35,000
Committee Chair	Audit	15,000
Committee Chair	Compensation	10,000
Committee Chair	Nominating/Governance	6,500
Committee Member	Audit	7,500
Committee Member	Compensation	5,000
Committee Member	Nominating/Governance	3,000
In addition, we offer our non-employee directors an equity package, consisting of an option grant to purchase up to 6,000 shares of our common stock and a restricted stock unit (RSU) award of 3,000 shares of our common stock, and, after a director has served on our Board for at least 12 months, a recurring annual equity package, consisting of an option grant to purchase up to 4,000 shares of our common stock and an RSU award of 2,000 shares of our common stock. On March 24, 2015, the Board approved the payment of approximately $22,870 to each of our non-employee directors, Messrs. Kresel, Sato, and Schutzler, in lieu of options to purchase shares of our common stock and restricted stock units.
On March 24, 2015, our Board approved amendments to outstanding equity awards granted under our 2002 Stock Option and Restricted Stock Plan, our 2012 Equity Incentive Plan, and our 2014 Equity Incentive Plan. The period during which the non-employee members of our Board will be permitted to exercise their awards has been increased from up to three months after their termination to up to twelve months after their termination. Future grants under our 2014 Equity Incentive Plan to non-employee members of our Board will include this provision as well.
Non-employee directors will receive no other form of remuneration, perquisites or benefits, but will be reimbursed for their expenses to attend meetings, including travel, meal and other expenses.
The following table provides information regarding the compensation awarded to, earned by or paid to our non-employee directors during the fiscal year ended December 31, 2014. All compensation paid to Dr. Kubota and Mr. O'Callaghan, our only employee directors in 2014, is set forth in the tables below under "Executive Compensation—Summary Compensation." The non-employee director compensation paid to Mr. O'Callaghan in 2014 prior to his appointment as an executive officer of Acucela is reported under the column captioned "All Other Compensation" in the Summary Compensation Table presented in that section.
Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards(1)		All Other Compensation	Total
Peter A. Kresel	$14,833	$—	(2)	$—	$14,833
Glen Y. Sato	17,500	57,250	(3)	—	74,750
Michael Schutzler	13,563	45,800	(4)	—	59,363

_____________________

(1)	The amounts in this column represent the aggregate grant date fair values for stock option awards, computed in accordance with FASB ASC Topic 718 for awards granted during the current year.
(2)    Mr. Kresel did not receive a stock grant due to his consulting agreement with the Company.

(3)
In May 2014, we granted to Glen Sato options to purchase up to 12,500 shares of our common stock at an exercise price of $7.78 per share. Mr. Sato's option awards vest in equal monthly installments over one year from the vesting commencement date of May 22, 2013 in accordance with our practices for annual option grants.

(4)
In May 2014, we granted to Michael Schutzler options to purchase up to 10,000 shares of our common stock at an exercise price of $7.78 per share. Mr. Schutzler’s option award vests in equal monthly installments over one year from the vesting commencement date of May 22, 2013 in accordance with our practices for annual option grants.

The aggregate number of shares subject to outstanding stock option awards held by each of our non-employee directors as of December 31, 2014 were as follows:

Name	Aggregate Number of Shares Underlying Outstanding Stock Option Awards
Peter A. Kresel	20,000
Glen Y. Sato	52,500
Michael Schutzler	32,500

OUR COMMON STOCK OWNERSHIP
The following table shows, as of March 31, 2015, the number of shares of our common stock beneficially owned by the following persons:

•	each person we know beneficially owns more than five percent of any class of our voting stock;

•	each of our current directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is Acucela Inc., 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws where applicable.
Applicable percentage ownership is based on 35,809,467 shares of common stock outstanding as of March 31, 2015. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
5% Shareholders
SBI Holdings, Inc.(1)	7,752,425	21.6%
Otsuka Pharmaceutical Co., Ltd.(2)	3,403,163	9.5%
Officers and Directors
Hien DeYoung(3)	—	*
Ryo Kubota(4)	10,250,654	28.6%
Peter Kresel(3)	20,000	*
Brian O’Callaghan(5)	4,583	*
Glen Sato(3)	52,500	*
Michael Schutzler(3)	26,667	*
David L. Lowrance(6)	—	*
All executive officers and directors as a group (7 persons)	10,354,404	28.8%

_____________________

*	Represents beneficial ownership of less than 1%.

(1)
Based solely on Schedule 13D/A filed on March 3, 2015 by SBI Holdings, Inc., SBI Capital Management Co., Ltd., SBI Investment Co., Ltd., SBI Incubation Co., Ltd., Trans-Science No. 2A Investment Limited Partnership, SBI Transscience Co., Ltd., BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership. SBI Holdings, Inc., a corporation organized in Japan (“SBI Holdings”), is the parent company of the SBI Group, a financial services group in Japan. Acucela common stock is held directly by SBI Incubation Co., Ltd., Trans-Science No. 2A Investment Limited Partnership, BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership (collectively, the “Direct Holders”). Each is a corporation or private investment fund organized in Japan. SBI Incubation Co., Ltd. is an indirect wholly-owned subsidiary of SBI Holdings. SBI Transscience Co., Ltd., a private investment fund organized in Japan and a subsidiary of SBI Holdings is the sole general partner of Trans-Science No. 2A Investment Limited Partnership. SBI Capital Management Co., Ltd., a corporation organized in Japan (“SBI Capital Management”), is a wholly-owned subsidiary of SBI Holdings. SBI Investment Co., Ltd., a corporation organized in Japan (“SBI Investment”), is a wholly-owned subsidiary of SBI Capital Management. SBI Investment is the sole general partner or the sole liquidator of BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership.The executive officers of SBI Holdings are Kenji Hirai, Masayuki Yamada, Hideo Nakamura, Makoto Miyazaki, and Kazuhito Uchio. The directors of SBI Holdings are Yoshitaka Kitao, Katsuya Kawashima, Takashi Nakagawa, Tomoya Asakura, Shumpei Morita, Peilung Li, Masato Takamura, Satofumi Kawata, Masaki Yoshida, Kiyoshi Nagano, Keiji Watanabe, Akihiro Tamaki, Masanao Marumono, Teruhide Sato, and Kazuhiro Nakatsuka. Each of the above individuals disclaims beneficial ownership of the Acucela common stock, except to the extent of such individual’s pecuniary interest therein. The address for each of these entities is Izumi Garden Tower 19F, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6019, Japan. As disclosed on Schedule 13D/A filed on January 30, 2015 by SBI Holdings, Inc., SBI Capital Management Co., Ltd., SBI Investment Co., Ltd., SBI Incubation Co., Ltd., Trans-Science No. 2A Investment Limited Partnership, SBI Transscience Co., Ltd., BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership (collectively, “SBI”), SBI granted Dr. Kubota the right to vote 7,752,425 shares held by SBI at any annual or special meeting of our shareholders at which members of our Board are to be elected.

(2)
Represents 1,888,011 shares owned by Otsuka Pharmaceutical Co., Ltd. and 1,515,152 shares owned by Otsuka Pharmaceutical Factory, Inc. The address for Otsuka Pharmaceutical Co., Ltd. is 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan. The address for Otsuka Pharmaceutical Factory, Inc. is 115 Kuguhara, Tateiwa, Muya-cho, Naruto, Tokushima 772-8601, Japan.

(3)	Represents shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2015.

(4)
Includes 10,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of March 31, 2015. As disclosed on Schedule 13D/A filed on January 30, 2015 by SBI Holdings, Inc., SBI Capital Management Co., Ltd., SBI Investment Co., Ltd., SBI Incubation Co., Ltd., Trans-Science No. 2A Investment Limited Partnership, SBI Transscience Co., Ltd., BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership (collectively, “SBI”), SBI granted Dr. Kubota the right to vote 7,752,425 shares held by SBI at any annual or special meeting of our shareholders at which members of our Board are to be elected. As disclosed on Schedule 13D filed on February 24, 2015 by Dr. Kubota, Hikaru Shimura, Yoshitaka Kitao, and Yoichi Tsuchiya, Dr. Kubota and Messrs. Simura, Kitao, and Tsuchiya entered into voting agreements providing that each will vote their shares of common stock (10,161,969 shares in the aggregate) to remove Peter Kresel, Brian O’Callaghan, Glen Y. Sato and Michael Schutzler from our Board of directors and vote in favor of the election of Yoshitaka Kitao, Robert Takeuchi, Shiro Mita and Eisaku Nakamura to fill the resulting vacancies.

(5)	Represents 4,583 shares of common stock held by Mr. O'Callaghan.

(6)	Mr. Lowrance ceased to be an executive officer on September 19, 2014.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that our directors, executive and other specified officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.
We are required to tell you in this Information Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based solely on this review, we believe that all of the reporting persons complied with their filing requirements for 2014 except that three Forms 4 reflecting a grant of options to Brian O’Callaghan, Michael Schutzler, and Glen Sato were filed late.

EXECUTIVE OFFICERS
The following table lists our executive officers, who will serve in the capacities noted until their successors are duly appointed, and their respective ages as of March 31, 2015:

Name	Age	Position
Ryo Kubota, M.D., Ph.D.	48	Chairman and Founder
Brian O'Callaghan	45	Chief Executive Officer and President
Hien DeYoung	52	Vice President Human Resources
Dewey H. Blocker, Jr.	50	Vice President of Finance, Treasurer and Secretary

_____________________
Ryo Kubota, M.D., Ph.D. is our founder and served as President until September 8, 2014, Chief Executive Officer from June 2002 until December 2014, director since June 2002 and Chairman since April 2005. Additional background information is included above under "Information Regarding Directors, Executive Officers And Corporate Governance."
Brian O'Callaghan was appointed our President, Chief Operating Officer and interim Chief Financial Officer on September 8, 2014. On December 22, 2014, he was named the Company's Chief Executive Officer, effective January 1, 2015. In connection with Dewey H. Blocker, Jr.'s appointment as Vice President of Finance on March 24, 2015, Mr. O'Callaghan resigned as our interim Chief Financial Officer. Additional background information is included above under "Information Regarding Directors, Executive Officers And Corporate Governance."
Hien DeYoung brings 20+ years of experience working with senior executives, founders and CEOs, and 15+ years specific to human resource management. She has been with Acucela since 2009, and focuses on Acucela's culture, organizational capabilities, compensation and incentives, and strategic talent management. Ms. DeYoung is a strategic builder and developer of organizational infrastructure and capabilities to advance corporate strategies. Prior to Acucela, she established and grew her own consulting business. She has also held senior-level positions in human resources for Calibra Medical, Inc. and CEPTYR, Inc. Ms. De Young is a member of The Society for Human Resources Management (Seattle Chapter), the Human Resources Executive Forum, and World At Work. She is a Certified Hudson Institute Coach and Certified Predictive Index Assessment Analyst.
Dewey H. Blocker, Jr., 50, was appointed as our Vice President of Finance on March 24, 2015.  He has over 20 years of financial management experience.  He joined Acucela in 2008 as Director of Finance and in 2010 was promoted to our Senior Director of Finance.  Prior to joining Acucela, he was the Chief Financial Officer for Ivey Imaging, and before that spent five years as a Senior Financial Analyst with ICOS Corporation, a biopharmaceutical company.  He earned a B.A. degree from Washington State University and an M.B.A. degree from Seattle University.
EXECUTIVE COMPENSATION
Summary Compensation
The following table provides information regarding all compensation awarded to, earned by or paid to our named executive officers for all services rendered in all capacities to us during 2014 and 2013. Our named executive officers for 2014 include our principal executive officer and for 2014, our two most highly compensated executive officers (other than our principal executive officer) serving as such at December 31, 2014, and our former chief financial officer who would have been one of our most highly compensated executive officers (other than our principal executive officer) but for the fact that he was not serving as an executive officer at December 31, 2014. We refer to these four executive officers as our named executive officers.

Summary Compensation Table

Name and principal position	Year	Salary		Bonus		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Com- pensation(2)	All Other Compen- sation		Total(3)
Ryo Kubota, M.D., Ph.D.
Chairman and Founder (Former President and Chief Executive Officer)	2014	$492,312		$—		$—	$—	$—	$127,697	(4)	$620,009
	2013	485,016		36,885	(5)	456,360	—	232,800	804,776	(6)	2,015,837
Brian O'Callaghan
President and Chief Executive Officer (Former Interim Chief Financial Officer)	2014	162,075	(7)	—		—	—	—	168,381	(8)	330,456
	2013	—		—		—	—	—	—		—
Hien DeYoung
Vice President Human Resources	2014	263,424		—		—	—	86,206	18,491	(9)	368,121
	2013	259,512		—		—	—	78,113	17,056	(10)	354,681
David L. Lowrance
Former Chief Financial Officer	2014	226,579	(11)	—		—	—	—	91,128	(12)	317,707
	2013	308,544		—		—	—	108,453	18,626	(13)	435,623

_____________________

(1)
The amount in this column represents the aggregate grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, issued to Dr. Kubota for fiscal year 2013. See note 8 to our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014 for a discussion of all assumptions made in determining the grant date fair values.

(2)	The amounts in this column represent total performance-based bonuses under our Acucela Incentive Program earned for services rendered in fiscal years 2014 and 2013.

(3)	The amounts in this column represent the sum of the compensation amounts reflected in the other columns of this table.

(4)
Represents perquisites and personal benefits received during 2014 associated with our rental of a corporate apartment in Tokyo, Japan of $107,324 and payment of commuting and parking costs of $4,670 and $15,703 of insurance premiums.

(5)
Pursuant to our Acucela Incentive Program, our Compensation Committee used its discretion to approve a cash bonus in the amount of $36,885 to Dr. Kubota in recognition of his accomplishments as the company’s Chief Executive Officer in 2013.

(6)
Includes $456,360 in amounts paid by us to discharge Dr. Kubota’s indebtedness under promissory notes used to fund his purchase of shares of our common stock (see footnote 1) pursuant to our employment agreement with Dr. Kubota, gross-ups of $329,790 for the payment of taxes due in connection with these payments, $13,991 for the payment of insurance premiums, and $4,635 for payment of commuting and parking costs.

(7)
Mr. O'Callaghan received a prorated salary of $162,075 based on his period of employment as our President, Chief Operating Officer and interim Chief Financial Officer in fiscal 2014. Effective January 1, 2015, Mr. O'Callaghan assumed the role of Chief Executive Officer of Acucela. Mr. O'Callaghan's current base salary is $515,500.

(8)
Represents the following non-employee director compensation paid to Mr. O'Callaghan prior to his becoming our President, Chief Operating Officer and interim Chief Financial Officer in fiscal 2014, as well as $5,573 for payment of insurance premiums, $29,978 for relocation reimbursements and $10,780 for related tax gross-ups.

Fees Earned or Paid in Cash	Option Awards**	All Other Compensation	Total
$21,250	$100,800	$—	$122,050
_____________________

**
In May 2014, we granted to Mr. O'Callaghan options to purchase up to 20,000 shares of our common stock at an exercise price of $7.78 per share. Mr. O'Callaghan's option awards vest in equal monthly installments over four years from the vesting commencement date of September 11, 2013 in accordance with our practices for initial Board option grants in 2014.

(9)	Represents payment of commuting and parking costs of $4,670 and $13,821 of insurance premiums.

(10)	Represents $12,421 for the payment of insurance premiums and $4,635 for payment of commuting and parking costs.

(11)	Represents payment of salary through the date of Mr. Lowrance's resignation effective September 19, 2014.

(12)
Represents (a) $30,112 for a one-time payout of accrued PTO balance earned under our paid-time-off (PTO) policy, (b) $13,049 for a one-time severance payment in connection with Mr. Lowrance's termination, (c) $3,097 for payment of commuting and parking, (d) payment of insurance premiums of $11,537, and (e) $33,333 in consulting pursuant to Mr. Lowrance's post-employment consulting agreement.

(13)	Represents, $13,991 for the payment of insurance premiums, and $4,635 for payment of commuting and parking costs.
Non-Equity Incentive Plan Compensation
Ms. DeYoung was awarded a cash bonus for 2014 pursuant to our Acucela Incentive Program. Under our Acucela Incentive Program, our named executive officers were eligible to receive bonuses based on the achievement of our annual company performance objectives and, in the case of Ms. DeYoung, her individual performance objectives for the year. Target award opportunities for our Acucela Incentive Program were established by our compensation committee based on recommendations from management. For 2014, the named executive officers’ target bonus opportunities (as a percentage of base salary) were as follows: Dr. Kubota—60% and Ms. DeYoung—35%; and Dr. Kubota’s actual bonus payment was determined by multiplying the percentage of corporate goals and objectives achieved, or the Corporate Factor, by Dr. Kubota’s target award opportunity. For Ms. DeYoung, the actual bonus payment was determined by the sum of the product of the Corporate Factor multiplied by corporate goals and objectives weighting plus the product of the percentage of Ms. DeYoung’s goals and objectives achieved, or the Individual Factor, multiplied by the individual goals and objectives weighting. The sum of this figure was then be multiplied by the target award opportunity.
The relative weightings of corporate goals and objectives to individual goals and objectives under our Acucela Incentive Program for our named executive officers were as follows:

Named Executive Officer	Corporate Goals and Objectives	Individual Goals and Objectives
Ryo Kubota M.D., Ph.D.	100%	NA
David L. Lowrance (1)
Hien DeYoung	65%	35%
(1) Mr. Lowrance resigned as our Chief Financial Officer effective as of September 19, 2014.
For 2014, the Corporate Factor could range from 0% to 90%, but not exceed 90%, based on the achievement of five corporate goals and objectives, each of which contributed a specified portion, ranging from 10 to 50 percentage points, to the 90 possible percentage points within the Corporate Factor. These corporate goals and objectives are based on clinical study milestones achieved for the emixustat program, business development milestones, and strategic collaboration milestones.
For 2014, the Individual Factor could range from 0% to 100%, based on the achievement of the individual goals and objectives for the applicable named executive officer. In making these determinations, we take into account, on a subjective basis, various factors, including the recommendations of our chief executive officer. In addition, our chief executive officer has discretion to decrease or increase, but not above 100% the percentage achievement reflected in the annual bonus review process and thus determine the percentage achieved under the Individual Factor. The goals and objectives used to determine the Individual Factor are individually established for each named executive officer and for Ms. DeYoung related to the human resources function. For 2014, our compensation committee determined that the Corporate Factor was 90%, based on achievement of the corporate goals and objectives, and that the Individual Factor for Ms. DeYoung was 100%, based on strong performance during 2014. For 2014, the annual payments earned by our named executive officers under our Acucela Incentive Program were the following:

Named Executive Officer	Actual Award Amount
Ryo Kubota M.D., Ph.D.	$—
David L. Lowrance (1)	—
Hien DeYoung	86,206
(1) Mr. Lowrance resigned as our Chief Financial Officer effective as of September 19, 2014.
Dr. Kubota was eligible to receive a bonus in the amount of approximately $268,848 under to the Acucela Incentive Program. However, in order to meet our 2014 budget commitments, consistent with Dr. Kubota’s wishes, our compensation committee exercised its negative discretion under the program and did not award him a bonus.
The following table provides information regarding equity awards held by our named executive officers as of December 31, 2014.
Outstanding Equity Awards at December 31, 2014

	Option Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price(1)	Option Expiration Date
	Exercisable		Unexercisable
Brian O'Callaghan	—		—	—	—
Ryo Kubota M.D., Ph.D.	10,000	(2)	—	$1.45	5/4/2017
Hien DeYoung	11,200	(3)	16,800	$4.52	7/21/2021
David L. Lowrance	—		—	—	—
_____________________

(1)
Represents the fair market value of a share of our common stock, as determined by our Board, on the option or stock award’s grant date. See note 8 to our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014 for a discussion of all assumptions made in determining the grant date fair values.

(2)	Options vested as to 25% of the shares of common stock underlying the option on April 27, 2007, with the remainder of the shares vesting monthly in equal installments over the next three years.

(3)	Options vested as to 20% of the shares of common stock underlying the option on July 1, 2012, with the remainder of the shares vesting annually in equal installments over the next four years.

Executive Employment Arrangements
Brian O'Callaghan
Our employment agreement with Mr. O’Callaghan, our Chief Executive Officer and President, provides for an annual base salary of $515,500. In addition, Mr. O’Callaghan is eligible to receive an annual bonus under our Acucela Incentive Program, equal to 60% of his base salary upon achievement of individual and company objectives to be mutually agreed upon in writing in advance by Mr. O’Callaghan and our Board, provided Mr. O’Callaghan is actively employed by us when the bonus is to be paid. Under his employment agreement, Mr. O’Callaghan was also eligible to receive a one-time bonus, equal to 100% of his base salary upon achievement of individual and company objectives for the period between January 1, 2015 and June 30, 2015. These objectives included the hiring of a Chief Financial Officer approved by our Board and the initiation of a European business development initiative. On February 24, 2015, the Compensation Committee approved the payment of a discretionary bonus of $515,520 to Mr. O’Callaghan on the first regular payroll date following March 31, 2015, provided Mr. O’Callaghan remains chief executive officer as of March 31, 2015, in lieu of the performance-based bonus. The agreement also provides for a relocation package associated with his move to Seattle, Washington.
On January 27, 2015, Mr. O’Callaghan was granted an option to purchase up to 712,820 shares of our common stock at $5.78 per share and 356,410 restricted stock units. In calendar year 2015, subject to the discretion of our Board, Mr. O’Callaghan is also entitled to receive either (i) an option to purchase up to 712,820 shares of our common stock at a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, or (ii) a combination of stock options to purchase shares of our common stock and a cash award, conditioned on shareholder approval of an increase to the share reserve under our 2014 Equity Incentive Plan.
Mr. O’Callaghan’s employment is at will and may be terminated at any time, with or without cause. If Mr. O’Callaghan’s employment is terminated without Cause or terminates for Good Reason (as such terms are defined in his employment agreement), he will be entitled to receive 18 months of salary, up to 18 months of the premiums for him and his family to obtain health benefit coverage provided under our COBRA program, and a pro-rated portion of his annual bonus. On March 24, 2015, our Board approved the creation of a segregated interest-bearing account equal to Mr. O'Callaghan's severance under his employment agreement. The funds will remain our property until amounts are due to Mr. O’Callaghan under the terms of his employment agreement.
Ryo Kubota, M.D., Ph.D.
Our employment agreement, as amended, with Dr. Kubota, our Chairman, currently provides for an annual base salary of $515,500.

Dr. Kubota’s employment is at will and may be terminated at any time, with or without cause. His employment agreement with us provides that if Dr. Kubota’s employment is terminated for other than "Cause" or "Good Reason" (each as defined in his employment agreement), he will be entitled to receive, subject to the execution of a release, a lump sum cash amount equal to 300% of his annual base salary; a lump sum amount equal to 180% of his annual base salary as a bonus plus the prorated amount of the targeted bonus for the fiscal year in which termination occurred, up to 18 months of the premiums for Dr. Kubota and his family to obtain health benefit coverage provided under our then-available COBRA program, if any, and an additional 18 months of vesting for any outstanding options. In the event of a “Change of Control” (as defined in his employment agreement), half of Dr. Kubota’s outstanding unvested options and all of his restricted stock will vest immediately and if Dr. Kubota’s employment is terminated without Cause or for Good Reason in connection with or within 18 months following a Change of Control, all of his outstanding unvested options and all of his restricted stock will vest immediately. In addition, if Dr. Kubota’s employment is terminated by Dr. Kubota for any reason during the 30-day period following the six-month period after a Change of Control, his termination will be deemed to be for Good Reason and he will be eligible to receive the post-termination benefits outlined above. We are also obligated to pay Dr. Kubota any excise taxes imposed in connection with any payments we make to him under the agreement. Dr. Kubota is also subject to a non-competition agreement whereby, for a period of 12 months after his employment is terminated, he may not compete with us.
In connection with the transition of the roles of President and Chief Executive Officer to Brian O'Callaghan, we are in the process of amending Dr. Kubota's employment agreement. We expect the terms of Dr. Kubota's amended employment agreement will include the removal of any annual bonus provisions and the termination of Dr. Kubota's eligibility to receive stock options, restricted stock units or restricted shares of our common stock.
Hien DeYoung
Ms. DeYoung’s current annual base salary is $271,992, and our compensation committee determined she is eligible to participate in our Acucela Incentive Program, equal to 35% of her base salary upon achievement of individual and company objectives for 2015.
Ms. DeYoung’s employment is at will and may be terminated at any time, with or without cause. Ms. DeYoung is subject to a non-competition provision whereby, for a period of 12 months after her employment is terminated, she may not compete with us.
David L. Lowrance
Mr. Lowrance served as our Chief Financial Officer until September 19, 2014. Our Board approved terms of separation and consultancy with Mr. Lowrance to provide incentive to make himself available to our Board for consultation following his service as our Chief Financial Officer. Under the separation and consultancy agreement, we provided Mr. Lowrance with a lump sum severance payment in the amount of $13,049, less applicable federal and state payroll withholdings. In addition, Mr. Lowrance receives a monthly retainer of $10,000, beginning September 20, 2014 and ending on June 20, 2015, for the provision of corporate, financial and accounting consultation as directed by us on a transition basis.
Retention Pool
On February 24, 2015, our Compensation Committee approved the creation of a pool of $600,000 to be distributed at the discretion of the committee to employees who remain employed with us on December 31, 2015 as a retention pool to help ensure their continued dedication. Allocations of the pool will not be determined until the fourth quarter of 2015. All employees, including executive officers, other than Brian O’Callaghan, are eligible to receive payments from this pool.
Severance and Change in Effective Control Agreements
On March 24, 2015, our Board of Directors approved the terms of a Severance and Change in Effective Control Agreement to be entered into with each member of our management team and certain other employees. The Severance and Change in Effective Control Agreement provides that if the employee terminates for any reason or for no reason (including disability), voluntarily resigns for good reason (as defined in the agreement), or the employee dies, and the termination occurs within the six month period following a Qualifying Change in Effective Control, the employee will be entitled to an amount equal to the sum of six months of his or her monthly base salary, plus 50% of the employee’s annual target bonus for 2015, plus the premiums required to continue the employee’s group health care coverage for a period of six months following termination, which will be “grossed up” to cover taxes. In addition, upon a qualifying termination, the employee will receive an additional 12 months of vesting on any outstanding equity awards. A

“Qualifying Change in Effective Control” is defined to mean that a majority of members of our Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of our Board before the date of the appointment or election, which qualifies as a change in effective control under U.S. treasury regulations. The agreements terminate upon the earlier of December 31, 2015 or the employee’s termination (unless the termination is within six months following a Qualifying Change in Effective Control).
Amendments to Equity Incentive Plans and Share-based Awards
On March 24, 2015, our Board approved amendments to outstanding equity awards granted under our 2002 Stock Option and Restricted Stock Plan, our 2012 Equity Incentive Plan, and our 2014 Equity Incentive Plan. The amendments provide that, for all holders of awards under these plans, other than non-employee members of our Board, if we undergo a change in control and their service is terminated without Cause or for Good Reason (as such terms are defined in the severance and change in control agreement), then any unvested portion of these awards will become immediately vested.
In addition, holders of awards under these plans will be permitted to exercise their awards up to twelve months after their termination.
Future grants under our 2014 Equity Incentive Plan will include these provisions as well.

Tax Deductibility
Section 162(m) of the internal revenue code, or IRC, limits to $1 million per person the amount that we may deduct for compensation paid in any one year to our Chief Executive Officer and certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the IRC. Our stock options generally qualify as “performance-based” compensation, except for incentive stock options. Payments to our Chief Executive Officer and certain of our most highly compensated officers under our annual cash incentive plan and our outstanding restricted stock grants do not qualify as “performance-based” compensation and are not deductible to the extent that the $1 million limit is exceeded. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the IRC to the extent that such payment, when aggregated with other payments subject to Section 280G of the IRC, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the recipient. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.
Compensation Committee Interlocks and Insider Participation
During 2014, our compensation committee consisted of Peter Kresel and Glen Sato. None of our executive officers serves or in the past has served as a member of the Board or compensation committee of any entity that has one or more of its executive officers serving on our Board or our compensation committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
The Audit Committee has reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2014 contained in our Annual Report on Form 10-K filed March 30, 2015. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed pursuant to applicable auditing standards.
The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP its independence from Acucela.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Acucela’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.
The Audit Committee

Glen Y. Sato, Chair
Michael Schutzler

TRANSACTIONS WITH RELATED PARTIES, FOUNDERS AND CONTROL PERSONS
In addition to the compensation arrangements, including employment, termination of employment and change-in-control arrangements and indemnification arrangements, discussed, when required, above, the following is a description of each transaction since January 1, 2014 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with SBI
Contingently Convertible Debt with SBI. In May 2006, we issued and sold contingently convertible promissory notes, in an aggregate principal amount of $12 million, to four entities in the SBI Group ("SBI"), a Japanese financial services group which also manages investment funds. These SBI-related entities, and other SBI-related entities, collectively own more than 5% of our capital stock. One of our former directors, Mr. Yoshitaka Kitao, is the Representative Director and Chief Executive Officer of SBI Holdings, Inc., the ultimate parent of the SBI-related entities that own our capital stock and hold our contingently convertible notes. These notes converted into our Series C Preferred Stock and those shares converted into 3,636,365 shares of common stock, all in connection with our initial public offering. These notes were, on multiple occasions in 2011, 2012 and 2013, extended, resulting in, among other things, multiple maturity date extensions and coupon rate changes. For further information on the notes, see note 6 to our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2014.
The principal amounts, maturity dates, interest paid since January 2012, and amounts outstanding as of December 31, 2014 for each of the contingently convertible notes are presented below:

Holder	Principal	Interest Rate	Maturity Date	Interest Paid Since January 2012	Amount Outstanding as of December 31, 2014
SBI Bio Life Science Investment LPS.	$5,500,000	0.94%	February 28, 2014	$358,329	$—
SBI Broadband Fund No. 1 Limited Partnership	2,015,010	0.84	August 31, 2014	19,143	—
SBI BB Mobile Investment Limited Partnerships	624,840	0.84	August 31, 2014	5,936	—
SBI Phoenix No. 1 Investment Limited Partnerships	610,150	0.84	August 31, 2014	5,796	—
SBI BB Media Investment Limited Partnership	3,250,000	0.84	June 30, 2014	30,875	—
Total	$12,000,000				$—

Transactions with Otsuka
Collaborations with Otsuka. We are party to development agreements with Otsuka Pharmaceutical Co., Ltd., the beneficial owner of more than 5% of our capital stock. For a detailed description of these collaborations, including their financial terms, see “Business—Collaborations with Otsuka” in our annual report on Form 10-K for the year ended December 31, 2014.
Arrangement with Otsuka. Otsuka advances funds to us under the Emixustat Agreement. Amounts may be borrowed under this arrangement only to fund our share of development costs under this agreement. Otsuka began funding of our portion of development costs in the second half of 2011. Through December 31, 2014, Otsuka has funded a total of $49.7 million under this arrangement. The advances bear interest at the three month LIBOR rate on the date of funding plus three percent. We entered into a security agreement with Otsuka, pledging our interest in net profits and royalty payments and in our entire interests in ownership of the related collaboration compounds and collaboration products and the underlying intellectual property rights to secure the advances from Otsuka. The aggregate amount outstanding as of December 31, 2014 was $58.5 million, including accrued interest of $2.5 million. We have paid no interest or principal on these advances. The advances are exclusively payable out of:

•
50% of either our share of net profits, as described in the Emixustat Agreement, generated from collaboration product sales in North America or, if applicable, 50% of the royalty payable to us for those sales;

•
50% of the consideration, as described in the Emixustat Agreement, we receive from the sale or license of collaboration compounds and collaboration products developed under the agreement outside North America and Otsuka’s sole territory.

The percentages above will increase to 75% if we have not repaid the advances within five years of the first commercial sale of a product based on emixustat or its backup compound in North America.

Review, Approval or Ratification of Transactions with Related Parties
Our policy and the charters of the nominating committee and the audit committee adopted by our Board in January 2014 require that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters) must be reviewed and approved or ratified by the nominating committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by the audit committee. These committees have not adopted policies or procedures for review of, or standards for approval of, related party transactions.

Proposal 1: Removal of Directors
Our Bylaws provide that our Board shall consist of no less than one and no more than seven members, with the exact number of members within the variable range to be fixed from time to time by resolution of the Board. Currently, our Board is fixed at five members. As of April 9, 2015, all five directors on our Board serve with terms ending at our 2015 annual meeting of shareholders and until the election and qualification of his successor or his or her earlier resignation or removal.
Our Bylaws also provide that at a meeting of shareholders called expressly for that purpose, one or more members of the Board, including the entire Board, may be removed with or without cause by the holders of the shares entitled to elect the directors whose removal is sought if the number of votes cast to remove the directors exceeds the number of votes cast not to remove the directors.
SBI and Dr. Kubota propose to remove Peter A. Kresel,     Glen Y. Sato, Michael T. Schutzler, and Brian O’Callaghan from our Board.

Proposal 2: Election of Directors to Fill Vacancies

If Proposal 1 is approved by our shareholders, there will be four vacancies on our Board. SBI Holdings, Inc. has nominated the persons listed below to be elected by the shareholders to fill these vacancies. Each of the nominees consents to be named in this information statement and, if elected, to serve on the Board.
Nominees to the Board of Directors
The following paragraphs provide information as of March 19, 2015 about each nominee to our Board (the "Director Nominees"). The information presented includes information each Director Nominee has given us about his age, all positions he holds, his principal occupation and business experience for the past five years. Additionally, the table below discloses all directorships held by each Director Nominee over the past five years at any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, amended (the "Exchange Act") or subject to the requirements under Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Acucela is not responsible for the accuracy of the information below relating to these nominees.
Yoshitaka Kitao
Yoshitaka Kitao, age 64, is the Chief Executive Officer of SBI Holdings, Inc. since 1999. Previously, Mr. Kitao was Executive Vice President and Chief Financial Officer of SOFTBANK Corp. from 1995 to 2000 and a Director of SOFTBANK Corp. from 2000 to 2005. He was also the Chief Executive Officer and Representative Director of SOFTBANK Finance Corporation from 1999 to 2005. Mr. Kitao was also previously a member of the Board from August 2005 to September 2013. Mr. Kitao obtained degrees in Economics from Keio University in 1974 and Cambridge University in 1978. After working in a senior executive capacity for some of Japans most prominent companies, Mr. Kitao will bring to the Board significant executive management experience as well as a strong background in finance and financial accounting. Additionally, as a member of the Board for over eight years, Mr. Kitao is intimately familiar with the Company and its operations.
Dr. Shiro Mita
Dr. Shiro Mita, age 63, is the President and Chief Executive Officer of M’s Science Corporation since November 2000. Previously, Dr. Mita was the Executive Director of Drug Discovery at Santen Pharmaceuticals Co., Ltd from 1995 to 2000. Dr. Mita has a Ph.D. in Pharmaceutical Science from Tokyo University, after which he entered the School of Medicine of Keio University as a Research Associate. Dr. Mita obtained a Post-Doctoral Fellowship in cancer biology from the University of Washington in Seattle. Has been a member of the board of directors of Santen Pharmaceutical Co., Ltd from 1989 to 2000. Dr. Mita will bring to the board extensive experience in the biotechnology and pharmaceutical fields, both as a researcher and an executive officer.
Eisaku Nakamura
Eisaku Nakamura, age 53, served as Director and General Manager of Bio Sight Capital Co., Ltd from September 2006 to June 2010 and as Chief Executive Officer and President of Berevno Corporation from April 2001 to March 2006. Mr. Nakamura has also served as an outside director on the boards of CanBas Corporation (March 2002 to September 2009), Activus Pharma Co. Ltd. (October 2010 to September 2013) and Koinobori Associates Inc. (September 2013 to present). Mr. Nakamura will bring to the board relevant investment management and capital markets experience, which we believe will be important as the Company continues to grow.
Robert Takeuchi
Robert Takeuchi, age 58, is the President of RT Consulting, Inc. since 2004. Mr. Takeuchi was also President of SOFTBANK Finance, America Corporation from 1998 through 2004, Treasurer and Secretary of SOFTBANK Finance, America Corporation from 1996 through 1998 and a Director of International Equity Sales at Credit Suisse First Boston from 1988 through 1996. Mr. Takeuchi has served on the board of directors of SBI Investment Co., Ltd. from 2004 to 2013 and on Quark Pharmaceuticals, Inc. from 2010 to 2013. Mr. Takeuchi obtained a B.A. in Economics from the University of California, Los Angeles in 1979. Mr. Takeuchi will bring to the board significant capital markets, private equity and investment advisory experience.

Each of the nominees has agreed to be named as a nominee to our Board in this Information Statement and has confirmed his willingness to serve on our Board if elected at the Special Meeting. There are no family relationships among any of the nominees or with Dr. Ryo Kubota. Once elected, each nominee is expected to qualify as an independent director under the standards established by the New York Stock Exchange.

INFORMATION ON NOMINATING SHAREHOLDERS
The following information contained in this section entitled “Information on Nominating Shareholders” shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided therein) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Background of Nominating Shareholders

The proposals to replace the current directors listed in Proposal 1 with the Director Nominees were brought by SBI Holdings, Inc., a corporation organized in Japan (“SBI”), which is the parent company of the SBI Group, a financial services group in Japan. In connection with the Proxy Agreement (defined below) between SBI and Ryo Kubota (“Kubota”), a Japanese citizen, both Kubota and SBI may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As of the Record Date, Kubota had direct voting and dispositive power over 10,250,654 shares of the Company’s common stock (the “Common Stock”) (which includes 10,240,654 shares of Common Stock and 10,000 options currently exercisable into shares of Common Stock within 60 days of the Record Date) while SBI had voting and dispositive power over 7,752,425 shares of Common Stock, which it shares with the following subsidiaries in the amounts listed beside each such subsidiary (collectively with SBI, the “SBI Entities”):

a.	SBI Capital Management Co., Ltd - 6,196,869 shares of Common Stock

b.	SBI Investment Co., Ltd. - 6,196,869 shares of Common Stock

c.	SBI Incubation Co., Ltd - 1,485,928 shares of Common Stock

d.	Trans-Science No. 2A Investment Limited Partnership - 69,628 shares of Common Stock

e.	SBI Transscience Co., Ltd. - 69,628 shares of Common Stock

f.	BIOVISION Life Science Fund No.1 - 1,777,778 shares of Common Stock

g.	SBI BB Media Investment Limited Partnership - 1,257,252 shares of Common Stock

h.	SBI Bio Life Science Investment LPS - 1,871,250 shares of Common Stock

i.	SBI BB Mobile Investment LPS - 258,582 shares of Common Stock

j.	SBI Phoenix No. 1 Investment LPS - 252,505 shares of Common Stock

k.	SBI Broadband Fund No. 1 Limited Partnership - 779,502 shares of Common Stock

The shares of Common Stock listed above is held directly by SBI Incubation Co., Ltd., Trans-Science No. 2A Investment Limited Partnership, BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership.  Additionally, the SBI Entities have the following relationship between each other:

a.	SBI Incubation Co., Ltd., a corporation organized in Japan (“SBI Incubation”), is an indirect wholly-owned subsidiary of SBI.

b.	SBI Transscience Co., Ltd., a corporation organized in Japan and a subsidiary of SBI is the sole general partner of Trans-Science No. 2A Investment Limited Partnership.

c.	SBI Capital Management Co., Ltd., a corporation organized in Japan (“SBI Capital Management”), is a wholly-owned subsidiary of SBI.

d.	SBI Investment Co., Ltd., a corporation organized in Japan (“SBI Investment”), is a wholly-owned subsidiary of SBI Capital Management.

e.
SBI Investment is the sole general partner or the sole liquidator of BIOVISION Life Science Fund No.1, SBI BB Media Investment Limited Partnership, SBI Bio Life Science Investment LPS, SBI BB Mobile Investment LPS, SBI Phoenix No. 1 Investment LPS, and SBI Broadband Fund No. 1 Limited Partnership.

Each of the SBI Entities is a corporation or private investment fund organized in Japan and the address for each of the SBI Entities is Izumi Garden Tower 19F, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6019 Japan.

Set forth below is the name, business address, principal occupation, and citizenship of each of SBI’s directors and executive officers.  In their capacity as directors or executive officers of SBI, each may be deemed a person controlling the SBI Entities.

The principal businesses of SBI is (i) providing financial products and related services in the areas of securities, banking insurance and housing loans; (ii) investing in Japanese and oversee venture companies in the fields of IT, biotechnology, environment/energy and finance; and (iii) developing cosmetics, health foods and drug discoveries globally.

Ryo Kubota, M.D., Ph.D. is the founder of the Company and Chairman of the Company’s Board of Directors (the “Board”). Kubota is currently employed by the Company and his employment is carried out at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805.

Kubota is the holder of record of all 10,240,654 shares of Common Stock he directly beneficially owns. The 7,752,425 shares of Common Stock beneficially owned by the SBI Entities are held of record under the name “Cede &Co” with a registered address of PO Box 20, Bowling Green Stn, New York, NY 10274.

Voting Agreement and Proxy

On January 28, 2015, Kubota entered into a Voting Agreement and Irrevocable Proxy (the “Proxy Agreement”) with the SBI Entities for the purposes of making certain changes to the composition of Board. The Proxy Agreement provides amongst other things that Kubota and the SBI Entities would promptly vote the shares of Common Stock they collectively beneficially hold to remove Peter Kresel, Brian O’Callaghan, Glen Y. Sato and Michael Schutzler from the Board at either an annual or special meeting of shareholders or in connection with any request to approve removal of such persons from the Board by written consent. Kubota and the SBI Entities also agreed to vote or act with respect to their shares of Common Stock so as elect the Director Nominees as members of the Board at any annual or special meeting of shareholders of the Company or whenever members of the Board are to be elected by written consent.

Pursuant to the terms of the Proxy Agreement, Kubota was appointed as the proxy and attorney-in-fact to vote by act or written consent during the term of the Voting Agreement all 7,752,425 shares of Common Stock beneficially held by the SBI entities to remove Peter Kresel, Brian O’Callaghan, Glen Y. Sato and Michael Schutzler from the Board and to elect the Director Nominees as new members of the Board. This proxy and power of attorney granted by the SBI Entities to Kubota is irrevocable during the term of the Proxy Agreement.

Any additional shares of Common Stock acquired by either Kubota or the SBI Entities after the date of the Proxy Agreement become subject to the terms of the Proxy Agreement and outside of limited exceptions, the ability of either party to transfer any of the shares of Common Stock held by such party is prohibited.

The Proxy Agreement may be terminated upon the earliest of (a) the sale, conveyance or disposal of all or substantially all of the Company’s property or business, (b) if the Company is merged into or consolidated with any other corporation (other than with a wholly-owned subsidiary corporation or in a merger effected exclusively for the purposes of changing the domicile of the Company), (c) if the Company effects any other transaction(s) in which more than 50% of the voting power of the Company is disposed of, (d) with respect to a SBI Entity individually, the date upon which such SBI Entity no longer had beneficial ownership of any Common Stock, and (e) the six month anniversary of the date of the Proxy Agreement.

For the complete terms of the Proxy Agreement, shareholders are encouraged to review the complete Proxy Agreement which is filed as Exhibit 7.1 to Kubota’s Schedule 13D, which was filed with the Securities and Exchange Commission on February 2, 2015.

As a result of the Proxy Agreement, Kubota and the SBI Entities may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Exchange Act. Collectively, the group (and/or Kubota) may be deemed to have voting control over a combined 18,003,079 shares of Common Stock, constituting approximately 50.3% of the outstanding shares of Common Stock as of the Record Date.

Voting Agreements with Other Shareholders

On February 20, 2015, Kubota entered into voting agreements (each a “Voting Agreement” and collectively, the “Voting Agreements”) with each of Hikaru Shimura, Yoichi Tsuchiya and Yoshitaka Kitao (each a “Voting Shareholder” and collectively, the “Voting Shareholders”), who hold 151,515, 20,000 and 204,800 shares of Common Stock, respectively. The Voting Agreements each provide amongst other things that Kubota and the Voting Shareholders promptly vote the shares of Common Stock they each beneficially hold to remove Peter Kresel, Brian O’Callaghan, Glen Y. Sato and Michael Schutzler from the Board at either an annual or special meeting of shareholders or in connection with any request to approve removal of such persons from the Board by written consent. Kubota and the Voting Shareholders also agreed to vote or act with respect to their shares of Common Stock so as to elect the Director Nominees as members of the Board at any annual or special meeting of shareholders of the Company or whenever members of the Board are to be elected by written consent.

The Voting Agreements each came into effect on February 20, 2015 and will each remain in full force and effect until July 28, 2015.

For the complete terms of the Voting Agreement, shareholders are encouraged to review the complete Voting Agreements which are filed as Exhibits 7.2, 7.3 and 7.4 to Kubota’s Amended Schedule 13D, which was filed with the Securities and Exchange Commission on February 24, 2015.

Transactions by Participants in Common Stock

Kubota sold 1,380,000 shares of Common Stock at a price of $16.02 (2,273,034 Japanese Yen) on March 13, 2014.

Eisaku Nakamura purchased: 400 shares of Common Stock on February 13, 2014; 200 shares of Common Stock on March 20, 2014; and 200 shares of Common Stock on January 8, 2015.

Shiro Mita purchased 200 shares of Common Stock on March 16, 2015.

SBI Incubation purchased 1,111,111 shares of Common Stock on September 30, 2014.

The transactions in shares of Common Stock by Yoshitaka Kitao over the previous two years are as follows:

Shares of Common Stock Purchased/Sold	Date of Purchase/Sale
10,000 shares purchased	April 15, 2014
9,200 shares purchased	May 9, 2014
3,000 shares purchased	May 12, 2014
7,000 shares purchased	May 16, 2014
5,000 shares purchased	May 14, 2014
20,000 shares purchased	May 15, 2014
5,000 shares purchased	May 16, 2014
1,000 shares purchased	May 19, 2014
8,000 shares purchased	June 17, 2014
19,500 shares purchased	June 18, 2014
13,800 shares purchased	June 19, 2014
16,700 shares purchased	June 20, 2014
11,700 shares purchased	June 25, 2014
11,800 shares purchased	June 26, 2014
3,000 shares purchased	June 27, 2014
47,500 shares purchased	June 30, 2014
4,000 shares purchased	July 1, 2014
2,000 shares purchased	July 10, 2014
1,300 shares purchased	July 18, 2014
1,800 shares purchased	August 6, 2014
3,500 shares purchased	August 15, 2014

Background of Director Nominees

The principal occupations, business, addresses and other applicable information for each Director Nominee is disclosed in the Section titled “PROPOSAL 2 - ELECTION OF DIRECTORS TO FILL VACANCIES”.

The Director Nominees each directly beneficially own the following number of shares of Common Stock:

a.	Yoshitaka Kitao - 204,800 shares

b.	Robert Takeuchi - N/A shares

c.	Shiro Mita - 200 shares

d.	Eisaku Nakamura - 800 shares

All of the shares of Common Stock held by the director nominees are held of record by brokers or other nominees of the respective Director Nominee.

Representations by Participants

For the purposes of this section, each of the SBI Entities, each Director Nominee, Dr. Kubota and each of the persons listed in the tables below are collectively referred to as the “Participants”.

Except as set forth in this Information Statement, (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his associates was a party to any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Director Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Information Statement. There are no material proceedings to which any Participant or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.
The business address of each director and executive officer is c/o SBI Holdings, Inc. Izumi Garden Tower 19F, 1-6-1 Roppongi, Minato-ku, Tokyo 106-6019, Japan.  Each director and executive officer is a citizen of Japan except for Peilung Li, a citizen of the United States.

SBI Holdings, Inc. - Board Of Directors

Name	Title	Present Occupation	Present Business Address
Yoshitaka Kitao	Representative Director, President & CEO and employee	Representative Director and Chairman of SBI Investment Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Representative Director and Chairman of SBI SECURITIES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director of Morningstar Japan K.K.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director of SBI Japannext Co., Ltd.	1-1-1 Hirakawacho, Chiyoda-ku, Tokyo, Japan
		Director and Chairman of SBI FINANCIAL SERVICES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director and Chairman of SBI Capital Management Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Representative Director of SBI Hong Kong Holdings Co., Limited	Room 806, 8/F, Tower Two, Lippo Centre, No.89 Queensway, Hong Kong
		Director and Chairman of KAWADEN CORPORATION	225 Koiwasawa, Nanyou-shi, Yamagata, Japan

Katsuya Kawashima	Representative Director, Senior Executive Vice President & COO	Director of SBI SECURITIES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Representative Director and President of SBI MONEY PLAZA Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Representative Director and President of SBI FINANCIAL SERVICES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

Takashi Nakagawa	Representative Director & Senior Managing Executive Officer	Representative Director and President of SBI Investment Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

		Representative Director and President of SBI Capital Management Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director and Chairman of SBI AXES Co., Ltd.	2-1-1 Shibuya, Shibuya-ku, Tokyo, Japan
		Director of SBI FINANCIAL SERVICES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

Tomoya Asakura	Director & Senior Managing Executive Officer and employee	Representative Director & President of Morningstar Japan K.K.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director of SBI Insurance Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director of SBI FINANCIAL SERVICES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

Shumpei Morita	Director, Managing Executive Officer & CFO	Representative Director and President of SBI Business Solutions Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director of SBI FINANCIAL SERVICES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan
		Director of SBI Capital Management Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

Peilung Li	Director & Executive Officer	The Chief Representative of the Company’s Representative Office in Shanghai	Suite 1420, Shanghai World Financial Center No.100 Century Avenue, Pudong District, Shanghai, China
		Representative Director of SBI (China) Co., Ltd.	Room 7 on 2nd Floor, No, 7 Hui Xian Yuan Dalian Ascendas IT Park, Dalian, 116025 China
		Representative Director of Shanghai SBI-INESA Equity Investment Management Co., Ltd.	Room 1602B-308, Building 11, No.803 Shuangcheng Road, Baoshan District, Shanghai, China
		Director and CEO of CSJ-SBI Financial Media Co., Ltd.	Unit 1482, Shanghai World Financial Center, No.100, Century Ave, Pudong New Area, Shanghai, China
		Director of Tianan Property Insurance Company Limited	10F, No.1, Shanghai Pudong Avenue Shanghai, China 200120

Masato Takamura	Director	Representative Director and President of SBI SECURITIES Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

Satofumi Kawata	Director	Representative Director, Executive Officer and COO of SBI Pharmaceuticals Co., Ltd.	1-6-1 Roppongi, Minato-ku, Tokyo, Japan

Masaki Yoshida	Director	Representative Director of YOSHIDAMASAKI INC.	4-2-27 Shibuya, Shibuya-ku, Tokyo, Japan
		Representative Director and Chairman of Watanabe Entertainment Co., Ltd.	4-2-12 Jingumae, Shibuya-ku, Tokyo, Japan
		Outside Director of KLab Inc.	6-10-1 Roppongi, Minato-ku, Tokyo, Japan

Kiyoshi Nagano	Director	Outside Audit & Supervisory Board Member of Shin-Etsu Chemical Co., Ltd.	2-6-1 Otemachi, Chiyoda-ku, Tokyo, Japan
		Outside Auditor of LEC, INC.	3-15-1 Nihonbashi Hamacho, Chuo-ku, Tokyo, Japan

Keiji Watanabe	Director	Independent Outside Director of ASAHI KOGYOSHA CO., LTD.	1-25-7 Hamamatsucho, Minato-ku, Tokyo, Japan

Akihiro Tamaki	Director	Representative Director of SiFA Co., Ltd.	1-22-19 Komaba, Meguro-ku, Tokyo, Japan

Masanao Marumono	Director	Vice-President of Japan Association of Employers of Persons with Severe Disabilities	3-11-11 Hatchobori, Chuo-ku, Tokyo, Japan
		Counsel of SMBC Green Service Co., Ltd.	3-3-15 Nishi Ishikiricho, Higashi Osaka-shi, Osaka, Japan

Teruhide Sato	Director	Representative Director, President and CEO of BEENOS Inc.	4-7-35 Kitashinagawa, Shinagawa-ku, Tokyo, Japan
		CEO and Managing Director of BEENOS Partners, Inc.	4-7-35 Kitashinagawa, Shinagawa-ku, Tokyo, Japan
		President of BEENOS Asia Pte. Ltd.	9 Battery Road #15-01, Straits Trading Building, Singapore

Kazuhiro Nakatsuka	Director	Representative Director of Nakatsuka Research Institute, Inc.	3F, 1015 Fujisawa, Fujisawa-shi, Kanagawa, Japan

SBI Holdings, Inc. - Executive Officers

Name	Title
Kenji Hirai	Executive Officer
Masayuki Yamada	Executive Officer
Hideo Nakamura	Executive Officer
Makoto Miyazaki	Executive Officer
Kazuhito Uchio	Executive Officer

FORM 10-K

ACUCELA WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ACUCELA’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: ACUCELA INC., 1301 SECOND AVENUE, SUITE 4200, SEATTLE, WA 98101, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT HTTP://IR.ACUCELA.COM.

OTHER BUSINESS
Our bylaws provide that no matter may be brought before a special meeting that is not stated in the notice of the special meeting.
By order of the Board of Directors,

Brian O'Callaghan
Chief Executive Officer and President
Seattle, Washington
March 31, 2015